Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-203405) of New Media Investment Group Inc. and in the related Prospectus of our reports dated February 25, 2016, with respect to the consolidated financial statements and schedule of New Media Investment Group Inc., and the effectiveness of internal control over financial reporting of New Media Investment Group Inc. included in this Annual Report (Form 10-K) for the year ended December 27, 2015.

/s/ Ernst & Young LLP

New York, New York

February 25, 2016